EXHIBIT 5.1
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Fasken Martineau DuMoulin LLP                                    www.fasken.com
Barristers and Solicitors
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Box 20, Toronto-Dominion Centre                                   MARTINEAU
Toronto, Ontario, Canada M5K 1N6

416 366 8381 Telephone
416 364 7813 Facsimile


May 29, 2007
File No. 222487.00007

Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, Alberta
T2J 7E8

Dear Sirs/Mesdames:

                                  AGRIUM INC.

We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on or about May 29, 2007 (the "Registration Statement") relating to the sale by you of an additional 1,000,000 Common Shares of Agrium Inc., a corporation incorporated under the laws of Canada (the "Corporation"), reserved for issuance upon the exercise of options ("Options") granted pursuant to the Amended and Restated Agrium Inc. Stock Option and Tandem SAR Plan (collectively, the "Plan").

In connection with this opinion letter, we have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement,
(ii) the Plan, (iii) the articles and by-laws of the Corporation, (iv) certain resolutions of Corporation's Board of Directors, and (v) certain resolutions of the Corporation's shareholders. We have also examined such statutes and regulations, public records, corporate records, certificates of government officials and other documents, and have made such other searches and investigations and considered such questions of law, as we have considered necessary or appropriate for the purposes of the opinions set forth below.

As a basis for our opinions, we have made the following assumptions:

     (a) all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete originals;

     (b) all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

     (c) all relevant individuals had full legal capacity at all relevant times.

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                                                                      MARTINEAU
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The opinions hereinafter  expressed are confined to the laws of the Province of
Ontario including the federal laws of Canada applicable therein, as such laws are in effect at the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Corporation has allotted and reserved an additional 1,000,000 common shares to be issued upon the exercise of the Options.

2. Upon the exercise of the Options from time to time in accordance with the Plan for such additional 1,000,000 so reserved, and receipt by the Corporation of payment in full for the common shares, such common shares when issued will be duly and validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



Yours truly,

/s/ Fasken Martineau DuMoulin LLP